Exhibit (a)(29)

*REMINDER* AGTC Urges Shareholders to Tender Their Shares by November 28, 2022 *REMINDER*

GAINESVILLE, Florida and CAMBRIDGE, Massachusetts, November 22, 2022 – Applied Genetic Technologies Corporation (Nasdaq: AGTC), President and Chief Executive Officer, Sue Washer, reminds AGTC stockholders:

A Syncona Limited portfolio company has commenced a tender offer to purchase all outstanding shares of AGTC common stock at a price per share of $0.34 in cash plus the right for AGTC stockholders to receive additional aggregate payments of up to $0.73 per share upon the achievement of specified milestones.

We urge you to tender your shares in the offer.

In order to tender, please contact your bank or broker, or follow the instructions that you previously received by mail or email from your bank or broker. You should act prior to the deadline specified by your bank or broker but, in any case, before the tender offer expires on November 28, 2022, at 5:00 p.m. Eastern Time.

Your bank or broker will not tender your AGTC shares

unless you instruct them to do so.

AGTC’s Board of Directors has unanimously approved the transaction and recommends that stockholders accept the offer and tender their shares in the offer. AGTC’s Board of Directors believes the transaction represents an attractive offer that is in the best interests of AGTC’s stockholders.

Should the majority of outstanding AGTC shares not be tendered, AGTC’s Board of Directors believes that AGTC will have no alternative but to pursue bankruptcy with no certainty of value for stockholders. It is therefore important that you tender your shares in the offer.

If you have any questions about the offer, please contact your bank or brokerage firm. You may also contact Georgeson LLC, the Information Agent for the offer, at (800) 279-6913.

Sue Washer, President and Chief Executive Officer
Applied Genetic Technologies Corporation
November 22, 2022

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is designing and constructing critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in XLRP and ACHM CNGB3 leverage its technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on AGTC’s AAV manufacturing technology and scientific expertise. AGTC is advancing multiple pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, Inc., an innovator in the emerging field of optogenetics and retinal coding, and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology.

Additional Information and Where to Find It

A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, have been filed with the SEC by subsidiaries of Syncona Limited, and a Solicitation / Recommendation Statement on Schedule 14D-9 has been filed with the SEC by the Company. The offer to purchase shares of Company common stock is being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION / RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, Information Agent for the Offer, toll-free at (800) 279-6913. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.AGTC.com.

Forward-looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of the Company and the timing and benefits thereof, the anticipated contingent value right payments, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the parties’ ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of the Company tender their shares in the transaction; the outcome of legal proceedings that may be instituted against the Company and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks relating to product development and commercialization and demand for AGTC’s products (and, as such, uncertainty that the milestones for the contingent value right payments may not be achieved); and other risks related to the Company’s business detailed from time-to-time under the caption “Risk Factors” and elsewhere in the Company’s SEC filings and reports, including its Annual Report on Form 10-K for the year ended June 30, 2022 and subsequent quarterly and current reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in its expectations, except as required by law.

Applied Genetic Technologies Corporation Contacts:

IR Contact:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com